UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2003

AGILE SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27071	77-0397905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Almaden Boulevard

San Jose, California 95113-2211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 975-3900

(Former name or former address, if changed since last report)

Item 5.    Other Events and Regulation FD Disclosure

On August 4, 2003, Agile Software Corporation (the “Company”) entered into a definitive agreement to acquire Eigner US Inc., a Delaware corporation, for consideration comprised of stock and cash. Eigner is a provider of product lifecycle management solutions to the automotive, industrial equipment, aerospace and defense industries. The Company issued a press release announcing the agreement on August 5, 2003. The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Item 7.    Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description
99.1	Press release dated August 5, 2003

Item 12.    Results of Operations and Financial Condition

On August 5, 2003, Agile Software Corporation (the “Company”) issued a press release that included the Company’s preliminary financial results for its first fiscal quarter ended July 31, 2003. The full text of the Company’s press release is attached hereto as Exhibit 99.1.

The Company provides in the press release non-GAAP financial measures comprising non-GAAP net loss per share. This non-GAAP financial measure excludes from the directly comparable GAAP measures, amortization of stock compensation expense. As required by Regulation G, the press release contains a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP measure. The Company believes the non-GAAP measure is useful to investors because it provides an alternative method for measuring the operating performance of the Company’s business, excluding certain non-cash and non-recurring items that would normally be included in the most directly comparable GAAP financial measure. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled items reported by other companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILE SOFTWARE CORPORATION

Date:	August 5, 2003	By:	/s/ CAROLYN V. AVER
Carolyn V. Aver, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated August 5, 2003